Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos
713-232-7551

Media Contact:	Guy A. Cantwell	News Release
	713-232-7647	FOR RELEASE: May 7, 2008

TRANSOCEAN INC. REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

HOUSTON—Transocean Inc. (NYSE: RIG) today reported net income for the three months ended March 31, 2008 of $1,189 million, or $3.71 per diluted share, compared to net income of $553 million, or $2.62 per diluted share for the three months ended March 31, 2007. Revenues for the first quarter of 2008 were $3,110 million compared to $1,328 million for the first quarter of 2007.

On November 27, 2007, Transocean Inc. merged with GlobalSantaFe Corporation (the “Merger”) and reclassified its ordinary shares into cash and shares (the “Reclassification”). Reported results for the first quarter of 2008 include a full three months from GlobalSantaFe’s operations. Diluted earnings per share for the first quarter of 2007 excludes GlobalSantaFe’s operations and is based on a weighted average diluted share count of 212 million shares, which includes the effect of restating the historical diluted share count for the Reclassification. Results for the fourth quarter of 2007 include approximately one month of GlobalSantaFe’s operations.

First quarter 2008 results included after-tax charges of $30 million, or $0.09 per diluted share, related to $27 million for discrete tax items, $1 million for Merger-related costs and a $2 million loss resulting from the retirement of debt. Net income for the quarter ended March 31, 2007 included after-tax gains of $22 million, or $0.10 per diluted share, resulting from the sale of a tender-assist rig and a tax benefit on discrete items.

Operations Quarterly Review

Revenues for the three months ended March 31, 2008 increased 49.7 percent to $3,110 million compared to revenues of $2,077 million during the three months ended December 31, 2007. Of the $1,033 million quarter-to-quarter increase, $919 million reflected the addition of a full quarter of GlobalSantaFe revenues, including an increase of $136 million in non-cash contract intangible revenue. The remaining increase was primarily due to a higher average dayrate for the Transocean fleet as well as a decrease in shipyards and maintenance time. The increase in average dayrate was experienced across all rig categories, primarily as a result of rigs commencing new contracts at the higher prevailing current dayrates. First quarter of 2008 results benefited from the postponement of several shipyard projects to later in the year.

Operating and maintenance expenses for the three months ended March 31, 2008 were $1,157 million compared to $923 million for the prior three-month period, an increase of $234 million or 25.4 percent. The addition of GlobalSantaFe’s operations accounted for an increase of $332 million, which was partially offset by a decrease in costs for shipyards and major maintenance projects. Costs for the first quarter of 2008 benefited from the postponement of several shipyard and major maintenance projects to later in the year.

Depreciation, depletion and amortization increased to $367 million in the first quarter of 2008, an increase of 88.2 percent compared to $195 million in the fourth quarter of 2007. Property and equipment and certain intangible assets acquired in the Merger accounted for the majority of this increase.

General and administrative expenses decreased 18.3 percent to $49 million in the first quarter of 2008 compared to $60 million in the prior three-month period. The decrease primarily reflects a reduction in Merger-related compensation costs compared to the fourth quarter of 2007.

Interest Expense and Liquidity

Interest expense, net of amounts capitalized, for the first quarter of 2008 increased to $137 million compared to $79 million for the fourth quarter of 2007. The increase primarily resulted from interest on the borrowings incurred in conjunction with the Merger and Reclassification.

Cash flow from operating activities totaled $1,482 million for the first quarter of 2008 compared to $915 million for the fourth quarter of 2007. As of March 31, 2008, total debt was $16.6 billion, down $0.7 billion from $17.3 billion as of December 31, 2007.

Effective Tax Rate

The reported Effective Tax Rate(1) of 15.5 percent for the first quarter of 2008 reflects the unfavorable impact of various discrete tax items of $27 million resulting from changes in estimates. Excluding these various discrete tax items, the Annual Effective Tax Rate(2) for the first quarter of 2008 was 13.5 percent.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern Time on May 7, 2008. To participate, dial 913-312-0968 and refer to confirmation code 9574214 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations/News & Events/Webcasts & Presentations.” A file containing four charts to be discussed during the conference call, titled “1Q08 Charts,” has been posted to the company’s website and can also be found by selecting “Investor Relations/News & Events/Webcasts & Presentations.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern Time on May 7, 2008 and can be accessed by dialing 719-457-0820 and referring to the passcode 9574214. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 138 mobile offshore drilling units plus nine announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 29 Midwater Floaters, 10 High-Specification Jackups, 56 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

###

08–

(1)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”
(2)	Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

TRANSOCEAN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2008	2007
Operating revenues
Contract drilling revenues	$2,640	$1,273
Contract intangible revenues	224	—
Other revenues	246	55

	3,110	1,328

Costs and expenses
Operating and maintenance	1,157	568
Depreciation, depletion and amortization	367	100
General and administrative	49	26

	1,573	694

Gain from disposal of assets, net	3	23

Operating income	1,540	657

Other income (expense), net
Interest income	13	5
Interest expense, net of amounts capitalized	(137)	(37)
Other, net	(8)	13

	(132)	(19)

Income before income taxes and minority interest	1,408	638
Income tax expense	218	85
Minority interest	1	—

Net income	$1,189	$553

Earnings per share
Basic	$3.75	$2.72
Diluted	$3.71	$2.62

Weighted average shares outstanding
Basic	317	203
Diluted	321	212

TRANSOCEAN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,567	$1,241
Accounts receivable, net of allowance for doubtful accounts of $61 and $50 at March 31, 2008 and December 31, 2007, respectively	2,357	2,370
Materials and supplies, net of allowance for obsolescence of $20 and $22 at March 31, 2008 and December 31, 2007, respectively	367	333
Deferred income taxes, net	96	119
Assets held for sale	666	—
Other current assets	177	233

Total current assets	5,230	4,296

Property and equipment	24,237	24,545
Less accumulated depreciation	3,949	3,615

Property and equipment, net	20,288	20,930

Goodwill	8,424	8,219
Other assets	920	919

Total assets	$34,862	$34,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$722	$805
Accrued income taxes	238	99
Debt due within one year	3,356	6,172
Other current liabilities	772	826

Total current liabilities	5,088	7,902

Long-term debt	13,239	11,085
Deferred income taxes, net	814	681
Other long-term liabilities	1,928	2,125

Total long-term liabilities	15,981	13,891

Commitments and contingencies
Minority interest	6	5
Preference shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 318,217,122 and 317,222,909 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	3	3
Additional paid-in capital	10,853	10,799
Accumulated other comprehensive loss	(64)	(42)
Retained earnings	2,995	1,806

Total shareholders’ equity	13,787	12,566

Total liabilities and shareholders’ equity	$34,862	$34,364

TRANSOCEAN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$1,189	$553
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(224)	—
Depreciation, depletion and amortization	367	100
Share-based compensation expense	22	10
Gain from disposal of assets, net	(3)	(23)
Deferred revenue, net	18	34
Deferred expenses, net	16	(7)
Deferred income taxes	(25)	(2)
Other, net	(12)	(1)
Changes in operating assets and liabilities	134	(10)

Net cash provided by operating activities	1,482	654

Cash flows from investing activities
Capital expenditures	(769)	(465)
Proceeds from disposal of assets, net	254	39
Joint ventures and other investments, net	(3)	(3)

Net cash used in investing activities	(518)	(429)

Cash flows from financing activities
Borrowings under commercial paper program, net	1,316	—
Borrowings under Five-Year Revolving Credit Facility	180	—
Repayments under 364-Day Revolving Credit Facility	(1,500)	—
Proceeds from debt	1,976	190
Repayments of debt	(2,633)	—
Financing costs	(3)	—
Payments made upon exercise of warrants, net	(4)	—
Proceeds from issuance of ordinary shares under share-based compensation plans, net	27	15
Repurchase of ordinary shares	—	(400)
Other, net	3	5

Net cash used in financing activities	(638)	(190)

Net increase in cash and cash equivalents	326	35
Cash and cash equivalents at beginning of period	1,241	467

Cash and cash equivalents at end of period	$1,567	$502

Transocean Inc.

Fleet Operating Statistics

	Operating Revenues ($ Millions) (1) Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$608	$453	$340
Deepwater Floaters	325	290	260
Harsh Environment Floaters	150	120	85
Total High-Specification Floaters	1,083	863	685
Midwater Floaters	675	534	379
High-Specification Jackups	157	64	12
Standard Jackups	711	386	182
Other Rigs	14	13	15
Subtotal	2,640	1,860	1,273
Contract Intangible Revenue	224	88	0
Other Revenues
Client Reimbursable Revenues	47	32	30
Integrated Services and Other	36	52	25
Drilling Management Services	139	36	0
Oil and Gas Properties	24	9	0
Subtotal	246	129	55
Total Company	$3,110	$2,077	$1,328

	Average Dayrates (1) Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007
High-Specification Floaters:
Ultra Deepwater Floaters	$380,800	$346,100	$301,400
Deepwater Floaters	$284,100	$265,300	$235,800
Harsh Environment Floaters	$344,000	$326,300	$238,800
Total High-Specification Floaters	$340,900	$311,600	$264,800
Midwater Floaters	$292,300	$274,600	$223,700
High-Specification Jackups	$173,800	$173,400	$133,400
Standard Jackups	$146,200	$130,800	$103,200
Other Rigs	$49,700	$48,600	$50,300
Total Drilling Fleet	$229,000	$224,000	$198,000

	Utilization (1) Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
High-Specification Floaters:
Ultra Deepwater Floaters	98%	97%	97%
Deepwater Floaters	79%	75%	77%
Harsh Environment Floaters	96%	80%	99%
Total High-Specification Floaters	90%	85%	87%
Midwater Floaters	88%	95%	94%
High-Specification Jackups	99%	100%	100%
Standard Jackups	93%	91%	82%
Other Rigs	100%	97%	100%
Total Drilling Fleet	91%	90%	88%

(1)

Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Operating Income Before General and Administrative Expense

to Field Operating Income

(in millions)

	Three months ended
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
Operating revenue	$3,110	$2,077	$1,328
Operating and maintenance expense	1,157	923	568
Depreciation, depletion and amortization	367	195	100
(Gain) loss from disposal of assets, net	(3)	(254)	(23)

Operating income before general and administrative expense	1,589	1,213	683
Add back (subtract): Depreciation, depletion and amortization	367	195	100
(Gain) loss from disposal of assets, net	(3)	(254)	(23)

Field operating income	$1,953	$1,154	$760

Transocean Inc. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended			Years ended Dec. 31,
	March 31, 2008	Dec. 31, 2007	March 31, 2007	2007	2006
Income (Loss) before income taxes and minority interest	$1,408	$1,079	$638	$3,384	$1,607
Add back (subtract):
(Gain) loss on disposal of assets, net	—	(233)	(23)	(264)	(410)
Income from TODCO tax sharing agreement	—	(1)	—	(277)	(51)
(Gain) loss on retirement of debt	2	8	—	8	—
GSF Merger related costs	1	82	—	82	—

Adjusted income before income taxes	1,411	935	615	2,933	1,146

Income tax expense	218	23	85	253	222
Add back (subtract):	—
(Gain) loss on disposal of assets, net	—	—	(3)	(3)	(24)
GSF Merger related costs	—	15	—	15	—
Changes in estimates (1)	(27)	36	2	101	14

Adjusted income tax expense (2)	$191	$74	$84	$366	$212

Effective Tax Rate (3)	15.5%	2.1%	13.3%	7.5%	13.8%

Annual Effective Tax Rate (4)	13.5%	7.9%	13.7%	12.5%	18.5%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events impacting our liabilities for income taxes. Changes in estimates include changes in deferred taxes, valuation allowances on deferred taxes or other tax liabilities and the impact of changes in currency exchange rates.
(2)	The three months ended December 31, 2007 include $ (43) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate and included $17 million related to customer identification that is also reflected as a reduction of revenue.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18.